                                                                   EXHIBIT 10.59

(SED INTERNATIONAL LOGO)

March 20, 2006

Diamond Chip Group, LLC
325 Riverhall Court
Atlanta, GA 30350

RE: Lease Agreement Extension

Dear Sir or Madam:

SED International, Inc. wishes to exercise its' option to extend the Term of the Lease for the property located at 4916 North Royal Atlanta Drive, Tucker, Georgia.

It is our understanding that the extension will begin at 12:01 AM, October 1, 2006 and continue for a period of three years. The base monthly rent will be adjusted as per the schedule shown in section 12.25 of the Lease Agreement. A copy of that section is attached for reference.

Sincerely,


/s/ Mark DiVito
-------------------------------------
Mark DiVito
Vice President Operations
SED International. Inc.

                                                         SED International, Inc.
                                                       4916 N. Royal Atlanta Dr.
                                                           Tucker, GA 30085-5044
                                                        Toll-Free 1-800-444-8962
                                                      Metro-Atlanta 770/491-8962
                                                                Fax 770/938-2814
                                                               www.sedonline.com

YOUR WORLDWIDE DISTRIBUTOR OF COMPUTERS & COMMUNICATION TECHNOLOGY.

     times during the Lease Term, have peaceful and quiet use, possession and enjoyment of the Premises against any person claiming by, through or under Landlord, or otherwise.

12.25. Extension Options. Landlord grants to Tenant one (1) extension option, to extend the Term of the Lease for three (3) year (herein referred to as the "Extension Term") upon the same terms and conditions as stated herein, except that the Base Monthly Rent payable during each Lease year of the three (3) year Extension Term shall be adjusted as follows:

     (a) The Base Monthly Rent payable during the first Lease Year of the Extension Term shall be adjusted to an amount equal to the product of multiplying the Base Monthly Rent paid during the last month of the initial Term by a fraction, the numerator of which shall be the Index (as hereinafter defined) published for October, 2006, and the denominator shall be the Index for October, 2005, but in no event less than a three percent (3%) increase over Base Monthly Rent paid during the last month of the initial Term;

     (b) The Base Monthly Rent payable during the second Lease Year of the Extension Term shall be adjusted to an amount equal to the product of multiplying the Base Monthly Rent paid during the last month of the prior Lease Year by a fraction, the numerator of which shall be the Index (as hereinafter defined) published for October, 2007, and the denominator shall be the Index for October, 2006, but in no event less than a three percent (3%) increase over Base Monthly Rent paid during the last month of the prior Lease Year; and

     (c) The Base Monthly Rent payable during the Third Lease Year of the Extension Term shall be adjusted to an amount equal to the product of multiplying the Base Monthly Rent paid during the last month of the prior Lease Year by a fraction, the numerator of which shall be the Index (as hereinafter defined) published for October, 2008, and the denominator shall be the Index for October, 2007, but in no event less than a three percent (3%) increase over Base Monthly Rent paid during the last month of the prior Lease Year.

     Tenant must exercise this option by delivering written notice to Landlord no later than 180 days prior to the end of the initial Term. The word "Term" as used in this Lease shall mean and include the initial Term and the Extension Term if exercised by Tenant. For purposes of this Lease the term "Index" shall mean the Consumer Price Index for United States All Urban Consumers, All Items (Base


                                       31                      ATLANTA:4075369.6

     Year 1982 - 1984 = 100), published by the United States Department of Labor, Bureau of Labor Statistics. If the Index is modified so that the Base Year differs from the Base Year 1982 - 1984 = 100, the Index shall be converted in accordance with the conversion factor published by the United States Department of Labor. Should the increase made hereby not be calculable due to delay in publishing of the Index, Tenant shall continue to pay the Base Monthly Rent payable during the immediately preceding portion of the Term of the Lease until the Base Monthly Rent adjustment is determined hereunder, at which time Tenant shall commence payment of the adjusted Base Monthly Rent and shall pay to Landlord a lump-sum retroactive adjustment.

12.26. Right of First Refusal to Purchase Premises. Landlord hereby grants to Tenant the continuing right of first refusal, throughout the Term of the Lease, to purchase the Premises pursuant to the terms of this Section
     12.26. If at any time during the Term Landlord enters into a bona fide agreement to sell all or any part of the Premises (the "Offer"), Landlord shall submit written notice thereof to Tenant (together with a copy of such Offer). Upon receipt of the aforesaid notice and a copy of such Offer from Landlord, Tenant shall have the right (the "Right of First Refusal") exercisable at any time within ten (10) business days from the date of receipt of such notice and Offer, to purchase the Premises, or portion thereof, which is the subject of the Offer upon the same terms and conditions set forth in the Offer, except that the dates for Tenant's performance under the Offer shall be adjusted to afford Tenant the same time periods for performance as were afforded the original purchaser under the Offer, with Tenant's time periods for performance to run from the date of Tenant's exercise of the Right of First Refusal. If Tenant elects to exercise the Right of First Refusal, it shall, prior to the end to said ten
     (10) day period, deliver written notice of such exercise to Landlord. In the event Tenant fails to timely exercise the Right of First Refusal, Tenant shall be deemed to have waived such right in that instance only, except that if the closing pursuant to the original Offer does not take place within thirty (30) days after the date set forth in the Offer for closing, this Right of First Refusal shall again be deemed applicable to the transaction in the Offer. It is further understood that, in the event Tenant does not exercise this Right of First Refusal, this provision shall nevertheless be applicable to any further and future transfers of the Premises, or any part thereof, by any successor to Landlord. Landlord represents and warrants that no person or entity holds any right of refusal on the Premises, option to purchase, or other right, to acquire all or any part of the Premises, which is prior to or superior to the Right of First Refusal granted to Tenant hereunder. Notwithstanding the terms of this
     Section 12.26, Tenant's Right of First Refusal shall not apply to any gift or transfer of the Premises for less than the Premises' fair market value to (i) a charity as a tax deductible charitable contribution, (ii) Gerald Diamond, Jean Diamond, their


                                       32                      ATLANTA:4075369.6